          EXHIBIT NO. 21 - SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

                  Name                             Jurisdiction of Incorporation
                  ----                             -----------------------------

Citizens Bancshares, Inc.                                 State of Indiana

  The Citizens National Bank of Evansville, Indiana       United States

    UNIFIN, Inc.                                          State of Indiana

    Union Financial Corp.                                 State of Virginia

Citizens Bank of Kentucky, Madisonville, Kentucky         State of Kentucky

CNB of Central Indiana                                    State of Indiana

  Citizens Bank of Central Indiana, Greenwood, Indiana    State of Indiana

  IBI & Associates**                                      General Partnership

HBI Acquisition Company                                   State of Indiana

  Citizens Bank of Illinois, N.A., Mt. Vernon, Illinois   United States

Citizens Bank of Western Indiana, Terre Haute, Indiana    State of Indiana

Citizens Bank of Jasper, Indiana                          State of Indiana

  Citizens Realty and Insurance, Inc.                     State of Indiana

Peoples Security Finance Company, Inc.                    State of Kentucky

Citizens Information Systems, Inc.                        State of Indiana

Citizens Life Assurance Company                           State of Arizona

*The indention of an entity's name in the table above signifies its ownership by the entity preceding it.

**IBI & Associates is a general a partnership of which CNB of Central Indiana has a 75% interest.